Exhibit 99.1
`
NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	David Stankunas (310) 279-5975; dstankunas@pondel.com
	Chief Financial Officer	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
(949) 646-2175
VOLCOM 2007 THIRD QUARTER NET INCOME INCREASES 43% TO $14.5 MILLION; THIRD QUARTER REVENUE
GROWS 49% TO $91.0 MILLION
COSTA MESA, CA – October 29, 2007 – Volcom, Inc. (NASDAQ: VLCM) today announced that for the third quarter ended September 30, 2007, total revenues increased 49% to $91.0 million, compared with $61.0 million in the third quarter of 2006. Net income for the third quarter totaled $14.5 million, equal to $0.59 per diluted share, compared with net income of $10.2 million, or $0.42 per diluted share, in the same period last year.
“Our results for the quarter and year-to-date continue to demonstrate the strength of the Volcom brand and the success of our growth initiatives,” said Richard Woolcott, Volcom’s president and chief executive officer. “We intend to continue to grow the Volcom brand through an emphasis on our core retailers, team riders, worldwide events and film and music initiatives, which all serve to reinforce our commitment to the boardsport community.”
Woolcott noted that revenue growth in the most recent quarter was due, in part, to approximately $26 million of revenue attributable to the company’s European operations.
Gross profit as a percentage of total revenues for the third quarter of 2007 was 50.4%, compared with 50.6% in the third quarter of 2006.
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Selling, general and administrative expenses for the quarter were $22.8 million versus $15.3 million in the comparable period last year, which reflects the company’s continued investment in its European infrastructure which is now fully operational. As a percent of revenue, selling, general and administrative expenses were flat at 25.1% in the third quarter of 2007 compared with 25.1% in the third quarter of 2006.
Operating income for the third quarter of 2007 was $23.0 million, compared with $15.6 million for the third quarter of 2006, a 48% increase. Operating margin was 25.3% for the third quarter of 2007, compared with 25.5% in the third quarter of 2006.
2007 Fourth Quarter and Full Year Outlook
For the 2007 fourth quarter, the company currently expects revenues to be approximately $70 million to $73 million and fully diluted earnings per share to be $0.30 to $0.32. This outlook reflects the company’s current visibility into its business with its largest customer, general caution by retailers due to the overall economic environment, slower than projected sales of outerwear as a result of a challenging 2006 snow season, and the slowing of the overall vulcanized slip-on category, which impacted sales of this portion of the company’s new footwear business.
Given the company’s outlook for the 2007 fourth quarter, Volcom is changing its 2007 revenue guidance to $270 to $273 million, an increase of 31% to 33% compared with 2006, from its original guidance of 34% to 36% growth. This translates to diluted earnings per share guidance for 2007 to a range of $1.37 to $1.39, reflecting growth of 16% to 18%, from $1.47 to $1.50.
Conference Call Information
The company will host a conference call today at approximately 4:30 p.m. EDT to discuss its operations and financial results in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com and www.earnings.com. An archive of this call will be available for one year on the Volcom and Earnings websites. A telephone playback of the conference call also will be available through 12:00 a.m. EST, Monday, November 5. Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use reservation #21185529.

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About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to Volcom’s future operations, opportunities or financial performance. In particular, statements regarding the company’s guidance and future financial performance contained under the section entitled 2007 Fourth Quarter and Full Year Outlook, and Mr. Woolcott’s statements regarding “grow[ing] the Volcom brand” constitute forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Volcom’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, sales of Volcom’s products by key retailers, including Pacific Sunwear, sales in Europe, general economic and retail conditions, less than optimal weather, the success of new product categories, changes in fashion trends and consumer preferences, and additional factors which are detailed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, all of which are filed with the SEC and available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Product revenues	$90,515	$59,704	$196,841	$145,709
Licensing revenues	530	1,345	2,703	2,987

Total revenues	91,045	61,049	199,544	148,696
Cost of goods sold	45,178	30,141	99,477	73,352

Gross profit	45,867	30,908	100,067	75,344
Selling, general and administrative expenses	22,840	15,348	60,129	43,408

Operating income	23,027	15,560	39,938	31,936
Other income:
Interest income, net	1,004	1,048	3,143	2,762
Dividend income from cost method investee	—	—	—	3
Foreign currency gain (loss)	(253)	122	278	384

Total other income	751	1,170	3,421	3,149

Income before provision for income taxes	23,778	16,730	43,359	35,085
Provision for income taxes	9,260	6,567	17,139	13,964

Net income	$14,518	$10,163	$26,220	$21,121

Net income per share:
Basic	$0.60	$0.42	$1.08	$0.87
Diluted	$0.59	$0.42	$1.07	$0.87
Weighted average shares outstanding:
Basic	24,314,352	24,217,204	24,295,432	24,210,801
Diluted	24,453,255	24,235,173	24,421,943	24,286,406

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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$80,867	$85,414
Accounts receivable — net of allowances	67,615	34,175
Inventories	16,703	13,185
Prepaid expenses and other current assets	1,520	1,383
Deferred income taxes	2,516	2,353

Total current assets	169,221	136,510

Property and equipment — net	22,724	11,527
Investments in unconsolidated investees	298	298
Deferred income taxes	713	660
Intangible assets — net	365	386
Goodwill	166	158
Other assets	235	209

Total assets	$193,722	$149,748

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,902	$8,764
Accrued expenses and other current liabilities	11,873	6,175
Income taxes payable	2,675	424
Current portion of capital lease obligations	80	78

Total current liabilities	28,530	15,441

Long-term capital lease obligations	45	106
Other long-term liabilities	195	204
Income taxes payable – non-current	132	—
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	88,865	86,773
Retained earnings	73,111	47,019
Accumulated other comprehensive income	2,820	181

Total stockholders’ equity	164,820	133,997

Total liabilities and stockholders’ equity	$193,722	$149,748

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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net income	$26,220	$21,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,941	1,000
Provision for doubtful accounts	738	464
Tax benefits related to exercise of stock options	(415)	(116)
Loss on disposal of property and equipment	22	8
Stock-based compensation	688	607
Deferred income taxes	(161)	(193)
Changes in operating assets and liabilities:
Accounts receivable	(32,346)	(15,021)
Inventories	(3,271)	(1,864)
Prepaid expenses and other current assets	(120)	(194)
Income taxes receivable/payable	2,689	3,176
Other assets	(22)	(118)
Accounts payable	4,534	5,252
Accrued expenses	3,254	3,982
Other long-term liabilities	(24)	—

Net cash provided by operating activities	3,727	18,104

Cash flows from investing activities:
Purchase of property and equipment	(12,525)	(5,693)
Business acquisitions, net of cash acquired	—	(168)
Proceeds from sale of property and equipment	16	—

Net cash used in investing activities	(12,509)	(5,861)

Cash flows from financing activities:
Principal payments capital lease obligations	(58)	(53)
Proceeds from government grants	225	—
Proceeds from exercise of stock options	971	543
Tax benefits related to exercise of stock options	415	116

Net cash provided by financing activities	1,553	606

Effect of exchange rate changes on cash	2,682	—

Net (decrease) increase in cash and cash equivalents	(4,547)	12,849
Cash and cash equivalents — Beginning of period	85,414	71,712

Cash and cash equivalents — End of period	$80,867	$84,561